As filed with the Securities and Exchange Commission on August 7, 2019

Registration Statement File No. 333-222725

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-222725

Under

the Securities Act of 1933

THESTREET, INC.

(Exact name of Registrant as specified in its charter)

Delaware	06-1515824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Wall Street, 15th Floor New York, New York	10005
(Address of principal executive offices)	(Zip code)

James C. Heckman

Chief Executive Officer

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, New York 10005

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Andrew D. Hudders, Esq.

Golenbock Eiseman Assor Bell & Peskoe, LLP

711 Third Avenue

New York, New York 10017

(212) 907-7300

Approximate date of commencement of proposed sale to the public:

Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-222725), filed on January 26, 2018 (the “Registration Statement”) by TheStreet, Inc., a Delaware corporation (the “Company”), registering 13,136,363 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The aforementioned number of shares does not take into account corporate actions, such as stock splits, taken in the interim.

On August 7, 2019, pursuant to the Agreement and Plan of Merger, dated as of June 11, 2019, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 12, 2019, (the “Merger Agreement”), by and among the Company, TheMaven, Inc. a Delaware corporation (“Maven”), and TST Acquisition Co., Inc. a Delaware corporation and indirect wholly owned subsidiary of Maven (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Maven.

Pursuant to the Merger and subject to the terms of the Merger Agreement, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than shares held by the Company, Maven or Merger Sub and shares with respect to which appraisal rights have been properly exercised in accordance with the General Corporation Law of the State of Delaware) were cancelled and converted into the right to receive, (i) an amount in cash equal to $3.09183364 per share of Company Common Stock, par value $0.01 per share, and (ii) one contractual contingent value right per share of Company Common Stock.

As a result of the Merger, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on August 7, 2019.

THESTREET, INC.

By:	/s/ James C. Heckman
Name:	James C. Heckman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed by the following person in the capacity and on the date indicated.

Signatures	Capacity	Date

/s/ James C. Heckman	Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2019
James C. Heckman

/s/ Douglas Smith	Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2019
Douglas Smith